Exhibit 99

NEWS RELEASE ALEX TASSOS & ASSOCIATES CORPORATE & FINANCIAL PUBLIC RELATIONS 17 Stonepointe Dr., Escondido, CA 92025 Contact: Alex Tassos (760) 737-7000	For: CHAMPION PARTS, INC. 2005 W. Avenue B Hope, Arkansas 71801 Jerry A. Bragiel, President (870) 777-8821

CHAMPION PARTS REPORTS CONTINUED FOURTH QUARTER AND

YEAR-END PROFITABILITY DESPITE LOWER SALES DEMAND

HOPE, Ark., Apr.15, 2005 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts,  today announced net income for the fourth quarter ended Dec. 31, 2004 of $37,000, or $0.01 per share, compared to $221,000, or $0.06 per share for the same period in 2003.  Net sales were $4,828,000, compared to $5,869,000.

For the year 2004, the company reported net income of $715,000, or $0.20 per share, compared to $1,130,000, or $0.31 per share for the same period in 2003.  Net sales were $19,998,000, compared to $24,038,000 in 2003.

Jerry A. Bragiel, president and chief executive officer, said, “While we continued to be profitable for the quarter and year, our results suffered because of lower sales of carburetors and air conditioning products.  We did, however, increase market share for carburetors, mitigating a major portion of the market decline, and continued to diversify our customer base.”

The company remains optimistic about the future sales potential of its air conditioning products that have generally been a strong and consistent leader in increasing its sales as well as contributing to the company’s continued profitability.

The company also said the results were impacted by higher interest costs that were imposed from extending the company’s expired loan facility to until refinancing was completed in August 2004.

“We continue to monitor and benefit from our overall cost containment programs and pursue other new products and new markets for our existing products,” Bragiel added.

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Champion Parts, Inc.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of new product development and market expansion.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

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Champion Parts, Inc.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

	Twelve Months Dec. 31, 2004	Twelve Months Dec. 31, 2003	Three Months Dec. 31, 2004	Three Months Dec. 31, 2003
Net Sales	$19,998,000	$24,038,000	$4,828,000	$5,869,000
Costs and Expenses:
Cost of products sold	16,588,000	19,813,000	4,203,000	4,910,000
Selling, distribution & administrative	2,358,000	2,699,000	448,000	647,000
Total costs and expenses	18,946,000	22,512,000	4,651,000	5,557,000

Operating income	1,052,000	1,526,000	177,000	312,000
Non-operating (income)/expense:
Interest expense	606,000	468,000	166,000	119,000
Other non-operating (income)	(424,000)	(109,000)	(165,000)	(65,000)
Total non-operating expense	182,000	359,000	1,000	54,000

Net income before income taxes	870,000	1,167,000	176,000	258,000

Income taxes	155,000	37,000	139,000	37,000

Net income	$ 715,000	$ 1,130,000	$ 37,000	$ 221,000
Weighted Average Common Shares Outstanding at December 31, 2004:
Basic	3,655,266	3,655,266	3,655,266	3,655,266
Diluted	3,756,452	3,704,465	3,760,199	3,704,465
Earnings Per Common Share - Basic:
Net income per common share – basic	$ 0.20	$ 0.31	$ 0.01	$ 0.06

Earnings Per Common Share - Diluted:
Net income per common share – diluted	$ 0.19	$ 0.31	$ 0.01	$ 0.06

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